                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES OR ACCEPT AN OFFER TO BUY THESE SECURITIES UNTIL THIS PROSPECTUS IS DELIVERED IN FINAL FORM. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE OR JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 13, 2000)

                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 333-47598

                                  $110,000,000

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                          % SENIOR NOTES, SERIES DUE

----------------------------------------------------------------------

    We will pay interest on the     % Senior Notes, Series due             , on
            and             of each year, commencing             , 2001.

    We may redeem the Senior Notes at any time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of
twelve 30-day months) at the Treasury Rate (as defined) plus     basis points,
plus in each case accrued interest to the redemption date.

    Please read the information described under the headings "SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES" in this prospectus supplement and "DESCRIPTION OF SENIOR NOTES" in the accompanying prospectus for a more detailed description of the terms of the Senior Notes.

    The Senior Notes are unsecured and rank equally with all of our other unsecured indebtedness. The Senior Notes will not be listed on any securities exchange or included in any automated quotation system.

    The underwriters expect to deliver the Senior Notes on or about
            , 2000 through the book-entry facilities of The Depository Trust Company.

                                                              PER SENIOR NOTE    TOTAL
                                                              ---------------   --------
Public offering price.......................................           %        $
Underwriting discount.......................................           %        $
Proceeds to Oklahoma Gas and Electric Company (before
  expenses).................................................           %        $

    Interest on the Senior Notes will accrue from             , 2000.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

A.G. EDWARDS & SONS, INC.                                    MERRILL LYNCH & CO.

            , 2000

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR THE DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                             ---------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                PAGE
                                                              --------
Use of Proceeds.............................................       S-3
Supplemental Description of Senior Notes....................       S-3
Underwriting................................................       S-5

                              PROSPECTUS

About this Prospectus.......................................         2
Where You Can Find More Information.........................         2
Oklahoma Gas and Electric Company...........................         3
Use of Proceeds.............................................         3
Ratio of Earnings to Fixed Charges..........................         3
Description of Senior Notes.................................         3
Book-Entry System...........................................         9
Legal Opinions..............................................        10
Experts.....................................................        10
Plan of Distribution........................................        10

                                USE OF PROCEEDS

    We will add the net proceeds from the sale of $110 million in aggregate
principal amount of our     % Senior Notes, Series due           to our general
funds and will apply them to the repayment of outstanding short-term borrowings owing to our parent, OGE Energy Corp., including short-term borrowings incurred to pay at maturity $110 million aggregate principal amount of our 6.25% Senior Notes, Series due October 15, 2000. As of June 30, 2000, we had an aggregate of approximately $85.7 million of outstanding short-term borrowings owing to OGE Energy. These borrowings had a weighted average annual interest rate of 6.74%.

                    SUPPLEMENTAL DESCRIPTION OF SENIOR NOTES

    Please read the following information concerning the Senior Notes in conjunction with the statements under "DESCRIPTION OF SENIOR NOTES" in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Senior Notes will be issued under the Indenture dated as of October 1, 1995, as supplemented (the "Indenture"), that we have entered into with The Bank of New York, as trustee (the "Trustee"). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Senior Notes are being offered and sold.

GENERAL

    We will offer $110 million of     % Senior Notes, Series due             as
a series of notes under the Indenture.

INTEREST PAYMENTS

    The entire principal amount of the Senior Notes will mature and become due
and payable, together with any accrued and unpaid interest, on             ,
    . Each Senior Note will bear interest at the annual rate set forth on the
cover page of this prospectus supplement beginning             , 2000. The
interest will be payable semi-annually on             and             ,
commencing             , 2001. Interest will be paid to the person in whose name
the Senior Note is registered at the close of business on             or
            immediately preceding             or             . We will compute
the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

REDEMPTION PROVISION

    We may redeem the Senior Notes at any time, in whole or in part, at a redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of
twelve 30-day months) at the Treasury Rate plus     basis points, plus in each
case accrued interest to the redemption date.

    "Treasury Rate" means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Senior Notes.

    "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

    "Comparable Treasury Price" means, for any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, the average of the Reference Treasury Dealer Quotations for the redemption date.

    "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

    "Reference Treasury Dealer" means Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and their respective successors, provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, we will appoint another primary U.S. Government securities dealer as a substitute.

    If we elect to redeem less than all of the Senior Notes, and the Senior Notes are at the time represented by a global security, then the Depository will select by lot the particular interest to be redeemed. If we elect to redeem less than all of the Senior Notes, and the Senior Notes are not represented by a global security, then the Trustee will select the particular Senior Notes to be redeemed in a manner it deems appropriate and fair.

    The Senior Notes do not provide for any sinking fund.

FORMS AND DENOMINATION

    The Senior Notes will be issued as one or more global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See "BOOK-ENTRY SYSTEM" in the accompanying prospectus. The Senior Notes are available for purchase in multiples of $1,000.

SAME-DAY SETTLEMENT AND PAYMENT

    The underwriters will pay us and settle for the Senior Notes in immediately available funds. We will make all payments of principal and interest in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes will trade in the Depository Same-Day Funds Settlement System until maturity or until the Senior Notes are issued in certificated form, and secondary market trading activity in the Senior Notes will therefore be required by the Depository to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in a purchase agreement, the form of which was filed as an exhibit to the registration statement under which we are selling the Senior Notes, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from us the respective amount of the Senior Notes set forth opposite its name below:

                                                             PRINCIPAL AMOUNT OF
UNDERWRITER                                                     SENIOR NOTES
-----------                                                  -------------------
Lehman Brothers Inc........................................        $
A.G. Edwards & Sons, Inc...................................        $
Merrill Lynch, Pierce, Fenner & Smith Incorporated.........        $

    If any of the Senior Notes are purchased by the underwriters under the purchase agreement, then all of the Senior Notes must be purchased.

    The underwriters have advised us that they propose initially to offer the Senior Notes to the public at the public offering price set forth on the cover page of this prospectus supplement. They also may offer the Senior Notes to
dealers at this public offering price less a concession not in excess of     %
of the principal amount of the Senior Notes. The underwriters may allow, and the
dealers may reallow, a concession not in excess of     % of the principal amount
of the Senior Notes on sales to other dealers. After the initial offering of the Senior Notes to the public is completed, the underwriters may change the offering price and the concessions.

    The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering of the Senior Notes.

                                                      PER SENIOR NOTE    TOTAL
                                                      ---------------   --------
Underwriting discount...............................          %         $

    Prior to this offering, there has been no public market for the Senior Notes. The underwriters have informed us that they may make a market in the Senior Notes from time to time. In connection with the offering of the Senior Notes, the rules of the Securities and Exchange Commission permit the underwriters to engage in transactions that stabilize the price of the Senior Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Senior Notes. If the underwriters create a short position in the Senior Notes (that is, if they sell a larger principal amount of the Senior Notes than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing Senior Notes in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither we nor any of the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the Senior Notes. In addition, neither we nor any of the underwriters can assure you that the underwriters will in fact engage in these transactions, or that these transactions, once begun, will not be discontinued without notice by the underwriters.

    We estimate that our total expenses for this offering, not including the
underwriting discount, will be $        .

    We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933. Alternatively, we may be required to contribute to payments that the underwriters may be required to make as a result of these liabilities.

    In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in investment banking or commercial banking transactions with us and our affiliates.

PROSPECTUS

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                          321 N. HARVEY, P.O. BOX 321
                       OKLAHOMA CITY, OKLAHOMA 73101-0321
                                 (405) 553-3000

                                  SENIOR NOTES

                               ------------------

    We may offer for sale from time to time up to $110,000,000 aggregate principal amount of our unsecured senior notes. We refer to the senior notes being offered by this prospectus as "Senior Notes." We may sell the Senior Notes in one or more series (1) through underwriters or dealers, (2) directly to a limited number of institutional purchasers or (3) through agents. See "Plan of Distribution." The amount and terms of the sale of a series of Senior Notes will be determined at the time of sale and included in a prospectus supplement that will accompany this prospectus. Each prospectus supplement will include if applicable:

    - The names of any underwriters, dealers or agents involved in the distribution of that series of the Senior Notes;

    - Any applicable commissions or discounts and the net proceeds to us from that sale;

    - The aggregate principal amount and offering price of that series of the Senior Notes;

    - The rate or rates (or method of calculation) of interest;

    - The time or times and place of payment of interest;

    - The maturity date or dates; and

    - Any redemption terms or other specific terms of that series of Senior
      Notes.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 13, 2000.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this process, we may, over the next two years, sell any combination of the Senior Notes described in this prospectus in one or more offerings up to a total dollar amount of $110,000,000. This prospectus provides you with a general description of the Senior Notes we may offer. Each time we sell Senior Notes, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

    We believe we have included all information material to investors but some details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with this registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

    The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filing made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Senior Notes.

    - Our Annual Report on Form 10-K for the year ended December 31, 1999; and

    - Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

    We are not required to, and do not, provide annual reports to holders of our Senior Notes unless specifically requested by a holder.

    You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Oklahoma Gas and Electric Company
    321 N. Harvey, P.O. Box 321
    Oklahoma City, Oklahoma 73101-0321
    (405) 553-3000

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                       OKLAHOMA GAS AND ELECTRIC COMPANY

    We are a regulated public utility engaged in the generation, transmission and distribution of electricity to retail and wholesale customers. We are a wholly-owned subsidiary of OGE Energy Corp., which is a public utility holding company incorporated in the State of Oklahoma and located in Oklahoma City. We were incorporated in 1902 under the laws of the Oklahoma Territory and are the largest electric utility in the State of Oklahoma. We own and operate an interconnected electric production, transmission and distribution system, which includes eight active generating stations with a total capability of 5,512,599 kilowatts.

    We furnish retail electric service in 280 communities and their contiguous rural and suburban areas. During 1999, six other communities and two rural electric cooperatives in Oklahoma and western Arkansas purchased electricity from us for resale. Our service area, with an estimated population of
1.8 million, covers approximately 30,000 square miles in Oklahoma and western Arkansas. The area includes Oklahoma City, the largest city in Oklahoma, and Ft. Smith, Arkansas, the second largest city in that state. Of the 286 communities that we serve, 257 are located in Oklahoma and 29 in Arkansas. We derived approximately 90 percent of our total electric operating revenues for the year ended December 31, 1999 from sales in Oklahoma and the remainder from sales in Arkansas.

                                USE OF PROCEEDS

    We will add the net proceeds from the sale of the Senior Notes to our general funds and use those proceeds in connection with the payment at maturity or the redemption, refunding, refinancing or purchase of outstanding senior indebtedness, including payment of short-term indebtedness incurred for that purpose. The specific allocation of the proceeds of a particular series of the Senior Notes and information relating to the particular senior indebtedness to be paid at maturity, redeemed, refunded, refinanced or purchased, as well as any short-term indebtedness incurred for that purpose will be described in the applicable prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                       12 MONTHS
                                         ENDED                    YEAR ENDED DECEMBER 31,
                                       JUNE 30,     ----------------------------------------------------
                                         2000         1999       1998       1997       1996       1995
                                      -----------   --------   --------   --------   --------   --------
                                      (UNAUDITED)
Ratio of Earnings to Fixed
  Charges...........................      5.13        5.78       6.31       4.40       4.06       3.48

    For purposes of computing the ratio of earnings to fixed charges,
(1) earnings consist of income from continuing operations plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits
(net); and (2) fixed charges consist of interest on long-term debt, related amortization, interest on short-term borrowings and a calculated portion of rents considered to be interest.

    Assuming that our variable interest rate debt continues at interest rates in effect on June 30, 2000, the annual interest requirement on our long-term debt outstanding at June 30, 2000, was $43,570,634.

                          DESCRIPTION OF SENIOR NOTES

    The description below contains summaries of selected provisions of the indenture, including the supplemental indenture, under which the Senior Notes will be issued. These summaries are not complete. The indenture and the form of supplemental indenture have been filed as exhibits to the registration statement. You should read the indenture and the supplemental indenture for provisions that may be important to you. In the summaries below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

    We are not required to issue future issues of indebtedness under the indenture described in this prospectus. We are free to use other indentures or documentation, containing provisions different from those described in this prospectus, in connection with future issues of other indebtedness.

    The Senior Notes will be represented either by global securities registered in the name of The Depository Trust Company ("DTC"), as depository ("Depository"), or its nominee, or by securities in certificate form issued to the registered owners, as set forth in the applicable prospectus supplement. See "BOOK-ENTRY SYSTEM" in this prospectus.

GENERAL

    The Senior Notes may be issued in one or more new series under an Indenture dated as of October 1, 1995 between us and The Bank of New York, as successor trustee (the "Trustee"). This indenture, as previously supplemented by supplemental indentures and as to be supplemented by a new supplemental indenture for each series of Senior Notes, is referred to in this prospectus as the "Indenture." The Senior Notes will be unsecured obligations and will rank on a parity with our other unsecured indebtedness, including other senior notes previously issued under the Indenture and senior notes issued under the Indenture subsequent to the issuance of the Senior Notes. We refer in this prospectus to senior notes issued under the Indenture, whether previously issued or to be issued in the future, including the Senior Notes, as the "notes." The amount of notes that we may issue under the Indenture is not limited.

    The Senior Notes may be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement applicable to each issue of Senior Notes will specify:

    - the title, aggregate principal amount and offering price of that series of Senior Notes;

    - the interest rate or rates, or method of calculation of the rate or rates, on that series, and the date from which the interest will accrue;

    - the dates on which interest will be payable;

    - the record dates for payments of interest;

    - the date on which the Senior Notes of that series will mature;

    - any redemption terms;

    - the period or periods within which, the price or prices at which and the terms and conditions upon which the Senior Notes of that series may be repaid, in whole or in part, at the option of the holder thereof; and

    - other specific terms applicable to the Senior Notes of that series.

    The applicable prospectus supplement also may describe special United States federal income tax considerations, if any, applicable to Senior Notes sold at an original issue discount and special United States federal income tax or other considerations, if any, applicable to any Senior Notes which are denominated in other than United States dollars.

    Unless otherwise indicated in the applicable prospectus supplement, the Senior Notes will be denominated in United States currency in minimum denominations of $1,000 and integral multiples of $1,000.

    Unless otherwise indicated in the applicable prospectus supplement, there will be no provisions in the Indenture or the Senior Notes that require us to redeem, or permit the holders to cause a redemption of, the Senior Notes or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company. However, any change in control transaction that involves the incurrence of substantial additional long-term indebtedness by us could require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that those approvals would be unlikely in any transaction that would result in our company, or a successor to our company, having a highly leveraged capital structure.

REGISTRATION, TRANSFER AND EXCHANGE

    Senior Notes of any series may be exchanged for other Senior Notes of the same series of any authorized denominations and of a like aggregate principal amount and kind. (Section 2.06.)

    Unless we indicate otherwise in the applicable prospectus supplement, Senior Notes may be presented for registration of transfer (duly endorsed or accompanied by a duly executed written instrument of transfer), at the office of the Trustee maintained for that purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Any transfer or exchange will be effected upon the Trustee's satisfaction with the documents of title and indemnity of the person making the request. (Sections 2.06 and 2.07.)

    The Trustee will not be required to exchange or register a transfer of any Senior Notes of a series that is selected, called or being called for redemption except, in the case of any Senior Note to be redeemed in part, the portion thereof not to be so redeemed. (Section 2.06.) See "BOOK-ENTRY SYSTEM."

PAYMENT AND PAYING AGENTS

    Principal, interest and premium, if any, on Senior Notes issued in the form of global securities will be paid in the manner described below under the caption "BOOK-ENTRY SYSTEM." Unless we indicate otherwise in the applicable prospectus supplement, interest on Senior Notes that are in the form of certificated securities will be paid by check mailed to the holder at that holder's address as it appears in the register for the Senior Notes maintained by the Trustee; however, a holder of $10,000,000 or more notes having the same interest payment dates will be entitled to receive payments of interest by wire transfer to a bank within the continental United States, if appropriate wire transfer instructions have been received by the Trustee on or prior to the applicable record date. (Section 2.12.) Unless we indicate otherwise in the applicable prospectus supplement, the principal, interest at maturity and premium, if any, on Senior Notes in the form of certificated securities will be payable in immediately available funds at the office of the Trustee.
(Section 2.12.)

    All monies paid by us to a paying agent for the payment of principal, interest or premium on any Senior Note which remain unclaimed at the end of two years after that principal, interest or premium has become due and payable will be repaid to us and the holder of that Senior Note may thereafter look only to us for payment of that principal, interest or premium. (Section 5.04.)

EVENTS OF DEFAULT

    The following are events of default under the Indenture:

    - default in the payment of principal and premium, if any, on any note issued under the Indenture when due and payable and continuance of that default for a period of 5 days;

    - default in the payment of interest on any note issued under the Indenture when due and continuance of that default for 30 days;

    - default in the performance or breach of any of our other covenants or warranties in the Indenture and the continuation of that default or breach for 90 days after written notice to us as provided in the Indenture; and

    - specified events of bankruptcy, insolvency or reorganization of our company. (Section 8.01.)

    If an event of default occurs and is continuing, either the Trustee or the holders of a majority in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. At any time after an acceleration of the notes has been declared, but before a judgment or decree of the immediate payment of the principal amount of the notes has been obtained, if we pay or deposit with the Trustee a sum sufficient to pay all matured installments of interest and the principal and any premium which has become due otherwise than by acceleration and all defaults have been cured or waived, then that payment or deposit will cause an automatic rescission and annulment of the acceleration of the notes. (Section 8.01.)

    The Trustee generally will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless the holders have offered acceptable indemnity to the Trustee. (Section 9.02.) The holders of a majority in principal amount of the outstanding notes generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred on the Trustee, relating to the notes. (Section 8.07.) Each holder has the right to institute a proceeding relating to the Indenture, but this right is subject to conditions precedent specified in the Indenture. (Section 8.04.) The Trustee is required to give the holders notice of the occurrence of a default within 90 days of the default, unless the default is cured or waived. Except in the case of a payment default on the notes, however, the Trustee may withhold notice if it determines in good faith that it is in the interest of holders to do so. (Section 8.08.) We are required to deliver to the Trustee each year a certificate as to whether or not we are in compliance with the conditions and covenants under the Indenture.
(Section 6.06.)

MODIFICATION

    We and the Trustee may modify and amend the Indenture from time to time. Depending upon the type of amendment, we may not need the consent or approval of any of the holders of the notes, or we may need either the consent or approval of the holders of a majority in principal amount of the outstanding notes affected by the proposed amendment or the consent or approval of each holder affected by the proposed amendment.

    We will not need the consent of the holders for the following types of amendments:

    - adding to our covenants for the benefit of the holders or surrendering a right given to us in the Indenture;

    - adding security for the notes; or

    - making various other modifications, generally of a ministerial or immaterial nature. (Section 13.01.)

    We will need the consent of the holders of each outstanding note affected by a proposed amendment if the amendment would cause any of the following to occur:

    - a change in the maturity date of any note;

    - a reduction in the interest rate or extension of the time of payment of interest;

    - a reduction in the principal amount of any note, the interest or premium payable on any note, or the amount of principal that could be declared due and payable prior to the stated maturity;

    - a change in the currency of any payment of principal, premium or interest on any note;

    - an impairment of the right of a holder to institute suit for the enforcement of any payment relating to any note;

    - a reduction in the percentage of outstanding notes necessary to consent to the modification or amendment of the Indenture; or

    - a modification in these requirements or a reduction to less than a majority of the percentage of outstanding notes necessary to waive any past default. (Section 13.02.)

    Amendments other than those described in the above two paragraphs will require the approval of a majority in principal amount of the outstanding notes.

DEFEASANCE AND DISCHARGE

    We may be discharged from all obligations relating to the notes and the Indenture (except for specified obligations such as obligations to register the transfer or exchange of notes, replace stolen, lost or mutilated notes and maintain paying agencies) if we irrevocably deposit with the Trustee, in trust for the benefit of holders of notes, money or United States government obligations, or any combination thereof, sufficient to make all payments of principal, premium and interest on the notes on the dates those payments are due. To discharge those obligations, we must deliver to the Trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or discharge of the Indenture. If we discharge our obligations as described above, the holders of notes must look only to the funds deposited with the Trustee, and not us, for payments on the notes. (Section 5.01.)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We will not merge into any other corporation or sell or otherwise transfer all or substantially all our assets unless the successor or transferee corporation assumes by supplemental indenture our obligations to pay the principal, interest and any premium on all the notes and our obligation to perform every covenant in the Indenture that we are supposed to perform or observe. Upon any merger, sale or transfer of all or substantially all of our assets, the successor or transferee corporation will succeed to, and be substituted for, and may exercise all of our rights and powers under the Indenture with the same effect as if the successor corporation had been named as us in the Indenture, and we will be released from all obligations under the Indenture. The Indenture defines all or substantially all of our assets as being 50% or more of our total assets as shown on our balance sheet as of the end of the prior year and specifically permits any sale, transfer or conveyance during a calendar year of less than 50% of our total assets without the consent of the holders of the notes. (Sections 12.01 and 12.02.)

LIMITATIONS ON LIENS

    Unless we indicate otherwise in the applicable prospectus supplement, so long as any Senior Notes are outstanding, we will not issue, assume or guarantee, or permit to exist, any debt for money borrowed ("debt") that is secured by any mortgage, security interest, pledge or lien ("mortgage") on any of our Operating Property (as defined below), whether we own it at the date of the Indenture or acquire it later, unless we similarly secure the Senior Notes and all other notes issued prior to or contemporaneously with the Senior Notes. This restriction will not apply to:

    - mortgages on any property existing at the time we acquire the property or at the time we acquire the corporation owning the property;

    - purchase money mortgages;

    - specified governmental mortgages; or

    - any extension, renewal or replacement (or successive extensions, renewals or replacements) of any mortgage referred to in the three clauses listed above, as long as the principal amount of indebtedness secured under this clause and not otherwise authorized by the clauses listed above, does not exceed the principal amount of indebtedness secured at the time of the extension, renewal or replacement.

    In addition, we can also issue secured debt so long as the amount of the secured debt, plus the value of Sale and Lease-Back Transactions (as defined below), does not exceed the greater of 10% of net tangible assets or 10% of capitalization. (Section 3.01 of Form of Supplemental Indenture). The supplemental indentures relating to the outstanding notes contain a substantially similar covenant. (Section 4.01 of Supplemental Indenture No. 1,
Section 4.01 of Supplemental Indenture No. 2 and Section 3.01 of Supplemental Indenture No. 3).

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

    Unless we indicate otherwise in the applicable prospectus supplement, so long as any Senior Notes are outstanding, we will not enter into any Sale and Lease-Back Transaction relating to any of our Operating Property and we will not permit to remain in effect any Sale and Lease-Back Transaction previously entered into (except those leases having a term of not more than 48 months), if we obtain the purchaser's commitment more than 18 months after the later of the completion of the acquisition or the placing in operation of the Operating Property. This restriction will not apply if (1) we would be entitled pursuant to the provisions described in the second sentence under "Limitations on Liens" above to issue debt secured by a mortgage on that Operating Property without securing the notes, (2) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the third sentence under "Limitations on Liens," additional debt secured by mortgages or
(3) we apply the net proceeds (if a cash sale), or an amount equal to the fair value of the Operating Property so leased, to the retirement of notes or other senior or equal ranking debt. (Section 3.02 of Form of Supplemental Indenture). The supplemental indentures relating to the outstanding notes contain a substantially similar covenant relating to limitations on Sale and Lease-Back Transactions. (Section 4.02 of Supplemental Indenture No. 1, Section 4.02 of Supplemental Indenture No. 2 and Section 3.02 of Supplemental Indenture No. 3).

DEFINITIONS

    "Operating Property" means any interest in real property owned by us and any other asset owned by us that is depreciable in accordance with generally accepted accounting principles.

    "Sale and Lease-Back Transaction" means any arrangement with any person that leases to us any of our Operating Property (except for temporary leases for a term of not more than 48 months) that we have sold or transferred, or will sell or transfer, to that person.

RESIGNATION OR REMOVAL OF TRUSTEE

    The Trustee may resign at any time by notifying us in writing and specifying the day that the resignation is to take effect. The resignation will not take effect, however, until a successor trustee has been appointed. (Section 9.10.)

    The holders of a majority in principal amount of the outstanding notes may remove the Trustee at any time. In addition, so long as no event of default or event which, with the giving of notice or lapse of time or both, would become an event of default has occurred and is continuing, we may remove the Trustee upon
(1) notice to the Trustee and the holder of each note outstanding under the Indenture and (2) appointment of a successor Trustee. (Section 9.10.)

CONCERNING THE TRUSTEE

    The Bank of New York is the Trustee. We maintain banking relationships with the Trustee in the ordinary course of business. The Trustee also acts as trustee for some of our other securities and securities of our affiliates.

                               BOOK-ENTRY SYSTEM

    Each series of Senior Notes offered by this prospectus may be issued in the form of one or more global securities representing all or part of that series of Senior Notes. This means that we will not issue certificates for that series of Senior Notes to the holders. Instead a global security representing that series will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or a nominee of the Depository.

    The Depository will keep a computerized record of its participants (for example, your broker) whose clients have purchased Senior Notes represented by a global security. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred, except that the Depository, its nominees and their successors may transfer a global security as a whole to one another.

    Beneficial interests in global securities will be shown on, and transfers of interests will be made only through, records maintained by the Depository and its participants. The laws of some jurisdictions require that some purchasers take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

    We will wire principal, interest and any premium payments to the Depository or its nominee. We and the Trustee will treat the Depository or its nominee as the owner of the global security for all purposes, including any notices and voting. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on a global security to owners of beneficial interests in a global security.

    Unless otherwise specified in the applicable prospectus supplement, DTC will act as Depository for Senior Notes issued as global securities. The Senior Notes will be registered in the name of Cede & Co., the DTC partnership nominee.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is owned by a number of its direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct Participant, either directly or indirectly. The rules that apply to DTC and its Participants are on file with the SEC.

    It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global security as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Participants whose accounts are credited with Securities on a record date, by using an omnibus proxy. Payments by Participants to owners of beneficial interests in a global security, and voting by Participants, will be governed by the customary practices between the

Participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Participants and not our responsibility or that of DTC or the Trustee.

    Senior Notes of a series represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

    - DTC notifies us that it is unwilling or unable to continue as Depository or if DTC ceases to be a clearing agency registered under applicable law and a successor Depository is not appointed by us within 90 days; or

    - we determine not to require all of the Senior Notes of a series to be represented by a global security and notify the Trustee of our decision.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC, and we and any underwriters, dealers or agents take no responsibility for the accuracy thereof.

    Any underwriters, dealers or agents of Senior Notes may be Participants of DTC.

                                 LEGAL OPINIONS

    Legal opinions relating to the Senior Notes will be rendered by our counsel, Rainey, Ross, Rice & Binns, Oklahoma City, Oklahoma, and Gardner, Carton & Douglas, Chicago, Illinois, and by Jones, Day, Reavis & Pogue, Chicago, Illinois, counsel for any underwriters, dealers or agents named in a prospectus supplement. Rainey, Ross, Rice & Binns will pass on matters pertaining to local laws and as to these matters other counsel will rely on their opinions. As of June 30, 2000, Mr. William J. Ross, a partner in Rainey, Ross, Rice & Binns, owned a beneficial interest in 9,500 shares of common stock of our parent company, OGE Energy Corp.

                                    EXPERTS

    Our financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                              PLAN OF DISTRIBUTION

    We intend to sell the Senior Notes offered by this prospectus to or through underwriters or dealers, and may also sell the Senior Notes directly to other purchasers or through agents, as described in the prospectus supplement relating to an issue of Senior Notes.

    The distribution of the Senior Notes may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, or at negotiated prices.

    In connection with the sale of the Senior Notes, underwriters may receive compensation from us or from purchasers of Senior Notes for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Senior Notes to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Senior Notes may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Senior Notes by them may be deemed to be underwriting discounts and commissions under the

Securities Act of 1933. Any person who may be deemed to be an underwriter will be identified, and any compensation received from us will be described, in the prospectus supplement.

    Under agreements into which we may enter in connection with the sale of Senior Notes, underwriters, dealers, and agents who participate in the distribution of Senior Notes may be entitled to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933.

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                                  $110,000,000

                       OKLAHOMA GAS AND ELECTRIC COMPANY

                          % SENIOR NOTES, SERIES DUE

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                                            , 2000
                 (INCLUDING PROSPECTUS DATED OCTOBER 13, 2000)

                             ---------------------

                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.
                              MERRILL LYNCH & CO.

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